Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the registration statements on Form S-3 (File Nos. 333-143425, 333-85522, 333-74276, 333-69664, 333-116468, 333-135652, 333-141238 and 333-141859) and the registration statements on Form S-8 (File Nos. 333-21113, 333-68757, 333-40396, 333-67010, 333-82340, 333-109959, 333-131377, 333-131382, 333-153828, 333-159708 and 333-160361) of ViaSat, Inc., of our report dated October 9, 2009 with respect to the consolidated balance sheets of WildBlue Holding, Inc. and subsidiaries as of December 31, 2007 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2008, which report appears in this Current Report on Form 8-K/A of ViaSat, Inc.
/s/ KPMG LLP
January 7, 2010